Exhibit 23

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-121402, 333-117624, 333-117571, 333-117552), Form S-4 (Nos. 333-130238, 333-106680, 333-102565) and Form S-8 (Nos. 333-128349, 333-11749, 333-105852 and 333-105847 of First Advantage Corporation of our report dated February 26, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the manner in which the Company accounts for noncontrolling interests in consolidated subsidiaries and the segment realignments discussed in Notes 2, 14, 17 and 1, 3, 16, respectively, as to which the date is October 8, 2009, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of First Advantage Corporation, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida
October 8, 2009